Exhibit 10(o)(o)

HP Agreement Regarding Confidential Information and Proprietary Developments

For Incumbent Employee Working in Texas

Name (Type or Print):

1.             Consideration and Relationship to Employment.  As a condition of my continued employment with Hewlett-Packard Company or one of its affiliates or subsidiaries (collectively, “HP”), I knowingly agree to restrictions provided for below that will apply during and after my employment by HP.  I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration.

2.             Confidential Information.  This Agreement concerns trade secrets, confidential business and technical information, and know-how not generally known to the public (hereinafter “Confidential Information”) which is acquired or produced by me in connection with my employment by HP.  Confidential Information may include, without limitation, information on HP organizations, staffing, finance, structure, information of employee performance, compensation of others, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality.  I agree:

a.             to use such information only in the performance of HP duties;

b.             to hold such information in confidence and trust; and

c.             to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.

I further agree that any organizational information or staffing information learned by me in connection with my employment by HP is the Confidential Information of HP, and I agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HP; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HP employees away from HP (either for myself or for others).

3.             Proprietary Developments.  This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software (hereinafter called “Proprietary Developments”) that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP’s equipment, supplies, facilities or trade secrets information.  Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP.  I also agree that any works of authorship created by me shall be deemed to be “works made for hire.”  I further agree for all Proprietary Developments:

a.             to disclose them promptly to HP;

b.             to sign any assignment document to formally perfect and confirm my assignment of title to HP;

c.             to assign any right of recovery for past damages to HP; and

d.             to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP’s name and at HP’s expense.

I understand that HP may delegate these rights.  I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer  or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

4.             Respect for Rights of Former Employers.  I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP.  I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.

5.             Work Product.  The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP.  I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6.             HP Property.  I will not remove any HP property from HP premises without HP’s permission.  Upon termination of my employment with HP, I will return all HP property to HP unless HP’s written permission to keep it is obtained.

7.             Severability; Authority for Revision.  The provisions of this Agreement will be separately construed.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein.  If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s Confidential Information, Proprietary Developments and other business interests with effective protection.  The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability.  This Agreement will inure to the benefit of the parties’ heirs, successors and assigns.

8.             Governing Law.  This Agreement will be governed by the laws of the state in which I reside at the time of its enforcement.

Signature:

Date:

*Including:  California Labor Code Section 2870;  Delaware Code Title 19 Section 805;  Illinois 765ILCS1060/1-3, “Employees Patent Act”;  Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78;  North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1;  Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW:  Labor Regulations, Chapter 49.44.140.

ARCIPD IE-TX 013008